Exhibit 5.1




               [Jenkens & Gilchrist Parker Chapin, LLP Letterhead]






                                  May 13, 2002

American Medical Alert Corp.
3265 Lawson Boulevard
Oceanside,  NY  11572


Dear Gentlemen:

         We have acted as counsel to American Medical Alert Corp., a New York corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement"), being filed by the Company under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission relating to the potential resale of (i) 910,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), which were issued pursuant to a stock and warrant purchase agreement (the "Purchase Agreement"), dated as of March 27, 2002, by and between the Company and the selling shareholders identified in the Registration Statement (the "Selling Shareholders"), (ii) 227,500 shares of Common Stock (the "Investor Warrant Shares"), which may be issued by the Company pursuant to the exercise of certain warrants issued to the Selling Shareholders (the "Investor Warrants") pursuant to the Purchase Agreement, and (iii) 113,750 shares of Common Stock (together with the Investor Warrant Shares, the "Warrant Shares"), which may be issued by the Company pursuant to the exercise of certain warrants issued to the Company's placement agent (together with the Investor Warrants, the "Warrants").

         In rendering the opinions expressed below, we have examined originals or copies, satisfactory to us, of (i) the Registration Statement, (ii) the Company's Certificate of Incorporation, as amended, (iii) the Company's By-laws,
(iv) the Purchase Agreement, and (v) the written consent of the Company's board of directors authorizing the issuance of the Shares, the Warrants, and the Warrant Shares. We have also reviewed such other matters of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In all of our examinations, we have assumed the accuracy of all information furnished to us, the authenticity of all documents submitted to us as originals and the conformity with the original



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                     Jenkens & Gilchrist Parker Chapin LLP


American Medical Alert Corp.
May 13, 2002
Page 2


documents of documents submitted to us as copies, as well as the genuineness of all signatures on all such documents.

         Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, and the United States of America.

         Based upon the foregoing, we are of the opinion that (i) the Shares have been validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrants, including payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K promulgated under the Act.

                                 Very truly yours,



                                 /s/ Jenkens & Gilchrist Parker Chapin, LLP
                                 JENKENS & GILCHRIST PARKER CHAPIN, LLP